Exhibit 10.1

EXECUTION COPY

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”), by and between Sunoco, Inc., a Pennsylvania corporation (the “Company”), and Lynn L. Elsenhans (“Executive”), is dated April 29, 2012.

WHEREAS, in accordance with the Company’s February 2, 2012 announcement, on March 1, 2012, Executive ceased to serve as Chief Executive Officer of the Company and agreed to continue to serve as Executive Chairman of the Board of Directors of the Company (the “Board”) until May 3, 2012, at which time Executive will resign from her employment with the Company.

WHEREAS, Executive and the Company wish to set forth their mutual agreement as to the terms and conditions of Executive’s resignation.

WHEREAS, because Executive has intimate and valuable knowledge and experience in the operation of the Company’s business and other confidential information related to the Company’s business, the Company has determined that it is in the best interests of the Company to induce Executive to agree not to divulge the confidential information of the Company, or to compete with the Company or solicit the Company’s employees and customers during the two year period following Executive’s termination of employment with the Company (together, the “Restrictive Covenants”), as further set forth in this Termination Agreement.

WHEREAS, as an inducement for Executive agreeing to the Restrictive Covenants, the Company has determined to offer Executive the consideration described in Section 5 of this Termination Agreement (the “Restrictive Covenants Consideration”).

WHEREAS, the Company would not have agreed to provide Executive with the Restrictive Covenants Consideration but for Executive’s agreement to abide by the Restrictive Covenants.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1. Resignation. Effective as of May 3, 2012 (the “Resignation Date”), Executive hereby resigns from her employment with the Company and from any positions Executive holds (or held) with the Company or any of the Company’s subsidiaries or affiliates, and Executive will not stand for re-election to the Board at the Company’s May 3, 2012 annual meeting of stockholders.

2. Vacation. Within 30 calendar days of the Resignation Date, the Company will pay to Executive a lump sum equal to $122,808, less applicable tax withholdings, representing the value of Executive’s earned but unused vacation through the Resignation Date.

3. Pension Benefits, Deferred Compensation and 401(k) Plan. (a) Executive will be eligible to receive Executive’s accrued benefit under the Sunoco, Inc. Retirement Plan (“SCIRP”) and under the Sunoco, Inc. Cash Option Retirement Plan (“SCORP”) in accordance with the applicable terms and conditions of the SCIRP and the SCORP.

(b) The Company shall pay to Executive on the six month anniversary of the Resignation Date the unpaid balance in Executive’s deferred compensation account under the Sunoco, Inc. Executive Involuntary Deferred Compensation Plan (“EIDCP”), such payment to be made in a lump sum, less applicable tax withholdings. The Company and Executive agree that the unpaid balance in Executive’s deferred compensation account under the EIDCP is comprised of share units with respect to 9,046.106 shares of Company common stock and share units with respect to 4,774.701 shares of SunCoke Energy, Inc. (“SXC”) common stock and that such share units shall be valued based on the average closing price for shares of Company common stock or SXC common stock, as applicable, as published in the Wall Street Journal or any other publication selected by the Compensation Committee of the Board for the period of ten trading days immediately prior to the Resignation Date.

(c) Upon the Resignation Date, Executive’s active participation in the Company 401(k) plan will cease and Executive will be eligible to receive Executive’s accrued benefits under the Company 401(k) plan in accordance with the terms and conditions of the Company 401(k) plan.

4. Resignation Payments and Benefits. Subject to Executive’s execution of a release in the form attached as Exhibit A to this Termination Agreement (the “Release”) within 21 calendar days following the Resignation Date, and the non-revocation of the Release during the seven-day period following execution of the Release (together, the “Release Conditions”):

(a) The Company will pay to Executive a lump sum amount equal to $1,500,710, less applicable tax withholdings, on the six-month anniversary of the Resignation Date.

(b) Commencing on December 1, 2012, and continuing until May 1, 2014, on the first day of each month, the Company will pay to Executive a lump sum amount equal to $250,118, less applicable tax withholdings.

(c) Executive will be eligible for coverage under the Company’s medical insurance program (excluding dental coverage) pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the 24 month-period immediately following the Resignation Date (the “COBRA Continuation Period”); provided, however, that Executive will be responsible for the employee portion of the insurance premium payment and the Company will be responsible for the employer portion of the insurance premium payment (which amount will be treated as imputed income to Executive). Following the COBRA Continuation Period, Executive will be eligible for coverage under the Company’s medical insurance program (excluding dental coverage); provided that Executive enrolls for such coverage one month prior to the conclusion of the COBRA Continuation Period, and provided further that Executive will be responsible for the full premiums under the Company’s medical insurance program. If

Executive fails to enroll in, or declines coverage under, the Company’s medical insurance program at any point in time, Executive may not thereafter enroll in such program at any point in the future.

(d) Executive will be entitled to outplacement services not in excess of $30,000 in total value but only to the extent such services are provided no later than the end of the second calendar year following the Resignation Date and are paid for directly by the Company no later than the end of the third calendar year following the year in which the Resignation Date occurs.

(e) Executive will continue to be entitled to the benefits under Section 4.7 of the Sunoco, Inc. Special Executive Severance Plan (the “CIC Plan”) following the Resignation Date.

For the avoidance of doubt, Executive acknowledges and agrees that Executive’s rights and benefits under this Section 4 (to which Executive is not otherwise entitled) are subject to the satisfaction of the Release Conditions, and Executive shall forfeit all rights and benefits under this Section 4 if the Release Conditions are not satisfied or if Executive does not comply with the terms of the Release.

5. Restrictive Covenants Consideration. Subject to the satisfaction of the Release Conditions:

(a) (i) (A) The equity awards described on Exhibit B to this Termination Agreement shall vest on the 30th day following the Resignation Date, and (B) any restricted stock units or performance stock units described on Exhibit B to this Termination Agreement shall be settled within five calendar days following vesting, subject to Executive’s payment of all applicable tax withholdings. Any vested options to purchase Company common stock (including those options that vest pursuant to this Section 5(a)), shall remain exercisable until the earlier of (x) the ten-year anniversary of the applicable option grant date, and (y) the one-year anniversary of the Resignation Date, and thereafter shall be forfeited. For the avoidance of doubt, in the event of a Change in Control (as defined in the CIC Plan), any vested and unexercised options to purchase Company common stock held by Executive shall be subject to the treatment provided for in the transaction agreement governing the Change in Control (as defined in the CIC Plan). Except as provided in the first sentence of this Section 5(a), effective on the Resignation Date, Executive shall forfeit all unvested Company equity awards and all unvested equity awards of Sunoco Logistics Partners, L.P. (“SXL”).

(ii) With respect to any restricted stock units or performance stock units that vest pursuant to the first sentence of Section 5(a)(i) of this Termination Agreement, other than transfers to family members or family trusts, Executive shall be prohibited from effecting the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of the shares of Company common stock or SXL units earned as a result of such vesting. The number of shares of Company common stock subject to the restrictions set forth in the first sentence of this Section 5(a)(ii) shall be equal to the total number of shares of Company common stock being distributed, minus the number of shares of Company common stock used to pay applicable federal, state and local withholding tax on the total payment in respect of the Company restricted stock units or Company performance stock units. The number of SXL units subject to the restrictions set forth in the first sentence of this Section 5(a)(ii) shall be equal to the total number of SXL units being distributed, minus the number of SXL units used to pay applicable federal, state and local withholding tax on the total payment in respect of the SXL performance units. Until such time as the restrictions set forth in this Section 5(a)(ii) lapse, the shares or units (as applicable) will be held in “book-entry form” and appropriate notation of these restrictions will be maintained in the records of the transfer agent and registrar for the Company or SXL, as applicable. Any certificate representing such shares or units, as applicable, will bear a conspicuous legend evidencing these restrictions, and the Company, or SXL, as applicable, may require Executive to deposit the certificate with the Company or its agent or SXL or its agent, as applicable, endorsed in blank or accompanied by a duly executed irrevocable stock power or other instrument of transfer. The restrictions set forth in this Section 5(a)(ii) shall cease to apply upon the earlier of (x) the occurrence of a Change in Control (as defined in the CIC Plan), and (y) the six-month anniversary of the Resignation Date.

(b) If a Change in Control (as defined in the CIC Plan) occurs on or prior to the one-year anniversary of the Resignation Date (the “CIC Condition”), Executive shall be entitled to the Exhibit C Consideration (as defined in Exhibit C to this Termination Agreement), payable in accordance with the terms of Exhibit C to this Termination Agreement.

(c) The Company agrees to forgo its right to clawback the portion of the Company restricted stock units and performance stock units that accelerated upon the occurrence of the spin-off of SXC and were settled on February 10, 2012.

For the avoidance of doubt, Executive acknowledges and agrees that Executive’s rights and benefits under this Section 5 (to which Executive is not otherwise entitled) are subject to the satisfaction of the Release Conditions, and Executive shall forfeit all rights and benefits under this Section 5 if the Release Conditions are not satisfied or if Executive does not comply with the terms of the Release.

6. Acknowledgment. Except as otherwise set forth in this Termination Agreement, Executive acknowledges that following the Resignation Date, the Company will have no other obligations to Executive. For the avoidance of doubt, Executive acknowledges (a) that the rights set forth in Section 2 and Section 4(a)-(d) of this Termination Agreement are in full satisfaction of Executive’s rights under the Sunoco, Inc. Executive Involuntary Severance Plan, and (b) that Executive has no rights under the CIC Plan, except as set forth in Section 4(e) of this Termination Agreement. Executive acknowledges that the Company will have available to it all remedies at law and at equity, including injunctive relief, in the event that Executive breaches any of her obligations under this Termination Agreement or the Release.

7. Cooperation. (a) In order to be eligible to receive the benefits set forth in Section 4 of the Termination Agreement and Section 5 of the Termination Agreement, Executive agrees to make herself available to the Company and cooperate in any reasonable manner (so as not to unreasonably interfere with subsequent employment) in providing assistance to the Company after the Resignation Date in conducting any matters which are pending at such time.

(b) To the extent requested by the Company, Executive shall cooperate with the Company in good faith in valuing, and PricewaterhouseCoopers LLP shall take into account the value of, services provided or to be provided by Executive (including without limitation, Executive agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code. The Company and Executive agree that for purposes of Section 4.7 of the CIC Plan, “Accounting Firm” shall mean PricewaterhouseCoopers LLP.

8. Restrictive Covenants. (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Termination Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Executive’s obligations set forth in the immediately preceding sentence shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; (iii) is disclosed by Executive in the good faith performance of Executive’s duties under this Termination Agreement; or (iv) Executive is required to disclose by applicable law, regulation or legal process.

(b) Non-Solicitation. During the two-year period following the Resignation Date (the “Restricted Period”), Executive shall not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of the Company or any of its subsidiaries to leave the Company or such subsidiaries, or in any way interfere with the relationship between the Company or any such subsidiary, on the one hand, and any employee or independent contractor thereof, on the other hand, (ii) hire any person who was an employee or independent contractor of the Company or any subsidiary until twelve (12) months after such individual’s relationship with the Company or such subsidiary has been terminated or (iii) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any subsidiary of the

Company, on the other hand. Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by (x) general advertising or solicitation not specifically targeted at Company-related persons or entities or (y) Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates.

(c) Non-Compete. Executive acknowledges that, in the course of Executive’s employment with the Company, Executive has become familiar, or will become familiar, with the Company’s and its subsidiaries’ trade secrets and with other confidential information concerning the Company, its affiliates and their respective predecessors and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to a Competing Business (as defined below), in any locale of any country in which the Company or any of its subsidiaries conducts business. For purposes of this Termination Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, engaged in (i) the manufacture, refining and/or blending of predominantly hydrocarbon based transportation fuels and other hydrocarbon refined products, including but not limited to: gasoline, jet fuel, and diesel fuel; (ii) the wholesale and/or retail marketing of such fuels through various channels of distribution, including export sales; (iii) operating convenience stores; (iv) the transportation (by pipeline, truck, rail or otherwise), storage, and/or terminaling of crude oil, refined products, liquefied natural gas and/or related hydrocarbons; (v) operation of trading or other supply and distribution activities related hydrocarbon products and/or crude oil (including gathering and related services); or (vi) owning or operating assets used for, or in connection with, any of the foregoing. Nothing herein shall prohibit Executive (x) from being a passive owner of not more than 1% of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity or (y) commencing employment with a subsidiary, division or unit of any entity that engages in a Competing Business so long as Executive and such subsidiary, division or unit does not engage in a Competing Business. For the avoidance of doubt, clause (vi) of this Section 8(c) shall not preclude Executive from working or performing services for, being affiliated with, having an ownership interest in or operating a firm, corporation or other entity solely by virtue of such firm’s, corporation’s, or other entity’s ownership or operation of assets used to provide goods or services to the Company or a Competing Business, so long as such conduct does not violate Section 8(a), Section 8(b) or any of clauses (i) through (v) of this Section 8(c), it being understood that if such conduct does violate Section 8(a), Section 8(b) or any of clauses (i) through (v) of this Section 8(c), such conduct shall be prohibited.

(d) Non-Disparagement. Executive agrees that Executive shall not disparage the Company or any of its affiliates, or the businesses, practices, officers, directors, employees or other service providers of the Company or any of its affiliates. The Company agrees to instruct its directors and its senior executive officers not to disparage Executive. Notwithstanding the foregoing, nothing in this Termination Agreement shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

(e) Executive Covenants Generally.

(i) Executive’s covenants as set forth in this Section 8 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenants shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenants will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii) Executive understands that the Executive Covenants may limit Executive’s ability to earn a livelihood in a Competing Business.

(iii) Any termination of Executive’s employment or of this Termination Agreement shall have no effect on the continuing operation of this Section 8.

(iv) Executive acknowledges that the Company would be irreparably injured by a violation of this Section 8 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 8. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 8, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post bond.

9. Entire Agreement. This Termination Agreement (including the Exhibits to this Termination Agreement) constitutes the entire understanding between Executive and the Company, and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to Executive’s termination of employment with the Company. Executive will not be entitled to any additional compensation or benefits from the Company or its subsidiaries or affiliates, except as provided in this Termination Agreement.

10. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

11. Modification. No supplement, modification, or amendment of this Termination Agreement shall be binding unless executed in writing by both Executive and the Company.

12. Successors. (a) This Termination Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Termination Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. In the event Executive dies before all payments and benefits due to Executive pursuant to this Termination Agreement are delivered to her, such payments and benefits shall be made to the heir(s) designated in her will or her estate in the absence of such designation in her will.

(b) This Termination Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) As used in this Termination Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Termination Agreement by operation of law, or otherwise.

13. Governing Law. This Termination Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Pennsylvania to be applied. In furtherance of the foregoing, the internal laws of the Commonwealth of Pennsylvania will control the interpretation and construction of this Termination Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Termination Agreement are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. Executive and the Company agree to submit to the jurisdiction of the state and federal courts of the Commonwealth of Pennsylvania.

14. Counterparts. This Termination Agreement may be executed in two or more counterparts (including counterparts delivered by facsimile or email), each of which will be deemed an original.

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IN WITNESS WHEREOF, the Company has caused this Termination Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Termination Agreement as of the date first set forth above.

SUNOCO, INC.

/s/ Stacy L. Fox
By:	Stacy L. Fox
Title:	Senior Vice President, General Counsel and Corporate Secretary

/s/ Lynn L. Elsenhans
Lynn L. Elsenhans

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

Exhibit A

[RELEASE BEGINS ON NEXT PAGE]

THIS RELEASE (this “Release”) is entered into between Lynn L. Elsenhans (“Executive”) and Sunoco, Inc. (the “Company”), for the benefit of the Company. Reference is made to the Termination Agreement (the “Termination Agreement”), dated April 29, 2012, by and between the Company and Executive. Capitalized terms used and not defined herein shall have the meanings provided in the Termination Agreement. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments and benefits described in Section 4 and Section 5 of the Termination Agreement (the “Separation Benefits”).

Accordingly, Executive and the Company agree as follows:

1. In consideration for the Separation Benefits, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a) Executive, for herself, her heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company and its subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b) To the maximum extent permitted by law, Executive agrees that she has not filed, nor will she ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c) This Release specifically excludes Executive’s rights and the Company’s obligations with respect to the Separation Benefits. Nothing contained in this Release shall release Executive from her obligations under the Termination Agreement that continue or are to be performed following Executive’s termination of employment with the Company, and Executive acknowledges that the Company will have available to it all remedies at law and at equity, including injunctive relief, in the event that Executive breaches any of her obligations under the Termination Agreement or this Release. The covenants, representations and acknowledgments made by Executive in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefits, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions.

(d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2. Executive acknowledges that the Company has specifically advised her of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that she has been furnished with a copy of this Release, and she has been afforded twenty-one (21) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that she has had sufficient and reasonable time to review this Release and to consult with an attorney concerning her legal rights prior to the final execution of this Release. Executive further agrees that she has carefully read this Release and fully understands its terms. Executive acknowledges that she has entered into this Release, knowingly, freely and voluntarily. Executive understands that she may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by Stacy L. Fox at the Company, 1818 Market Street, Suite 1500, Philadelphia, Pennsylvania, within the time period set forth above.

3. This Release will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Pennsylvania to be applied. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

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4. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided she does not exercise her right of revocation as described above. If Executive fails to sign and deliver this Release or revokes her signature, this Release will be without force or effect, and Executive shall not be entitled to the Separation Benefits.

Date:
Lynn L. Elsenhans

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Exhibit B

1.	Options (each an “Option”) to purchase shares of common stock of Sunoco, Inc. (“Sunoco Common Stock”):

•	A portion of the unvested Option granted on March 3, 2010 scheduled to vest on March 3, 2013 covering 78,800 shares of Sunoco Common Stock.

2.	Restricted Stock Unit Awards

•

A portion of the Restricted Stock Unit Award granted on August 29, 2008, scheduled to vest on August 28, 2012 covering 33,541 shares of Sunoco Common Stock (together with all associated dividend equivalents $97,268.90).

•

A portion of the Restricted Stock Unit Award granted on March 3, 2010, scheduled to vest on March 2, 2013 covering 44,740 shares of Sunoco Common Stock (together with all associated dividend equivalents $55,925.00).

•

A portion of the Restricted Stock Unit Award granted on August 29, 2008, scheduled to vest on August 28, 2013 covering 25,157 shares of Sunoco Common Stock (together with all associated dividend equivalents $72,955.30).

•

A portion of the Restricted Stock Unit Award granted on March 2, 2011, scheduled to vest on March 1, 2014 covering 15,684 shares of Sunoco Common Stock (together with all associated dividend equivalents $10,194.60).

3.	Performance Stock Unit Awards

•	A portion of the Performance Stock Unit Award granted on March 3, 2010 covering 25,979 shares of Sunoco Common Stock (together with all associated dividend equivalents $32,473.75).

•	The Performance Stock Unit Award granted on January 27, 2011 covering 36,819 Sunoco Logistics Partners, L.P. units (together with all associated dividend equivalents $60,260.43 ).

Exhibit C

Capitalized terms used but not defined in this Exhibit C shall have the meanings ascribed to such terms in the Termination Agreement, by and between Sunoco, Inc. and Lynn L. Elsenhans, dated April 29, 2012.

“Exhibit C Consideration” means:

(1)	$6,270,000,

(2)	the product obtained by multiplying (a) 125,773 by (b) the Sunoco Closing Price,

(3)	the product obtained by multiplying (a) 90,281 by (b) the Sunoco Closing Price, and

(4)	$59,000

“Sunoco Closing Price” means the closing price of common stock of Sunoco, Inc. on the New York Stock Exchange on the last full trading session prior to the consummation of a Change in Control (as defined in the CIC Plan), as reported in the Wall Street Journal.

“409A CIC” means a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Clauses (1) and (2) of the Exhibit C Consideration, less applicable tax withholdings, shall be paid within five calendar days of the satisfaction of the CIC Condition. If the Change in Control (as defined in the CIC Plan) is a 409A CIC, clauses (3) and (4) of the Exhibit C Consideration, less applicable tax withholdings, shall be paid within five calendar days of the satisfaction of the CIC Condition. If the Change in Control (as defined in the CIC Plan) is not a 409A CIC, clauses (3) and (4) of the Exhibit C Consideration, less applicable tax withholdings, shall be paid on January 2, 2014.